Exhibit 99

Knight Transportation Reports Revenue and Net Income for the Second Quarter Ended June 30, 2010

Knight Transportation (NYSE: KNX), one of North America’s largest truckload carriers, reported revenue and earnings for the second quarter ended June 30, 2010.  Highlights included:

●	Net income increased 26.0% to $15.8 million.

●	Earnings per share increased 24.7% to $0.19 from $0.15.

●	Total revenue increased 14.4% to $185.4 million.

For the quarter, total revenue increased 14.4% to $185.4 million from $162.1 million for the same quarter of 2009.  Revenue before fuel surcharge increased 7.6% to $155.3 million compared to $144.3 million in the second quarter of 2009.  Net income increased 26.0% to $15.8 million from $12.6 million for the same quarter of 2009.  Net income per diluted share for the quarter was $0.19, compared to $0.15 for the same quarter of 2009.

Year-to-date, total revenue increased 13.0% to $351.1 million from $310.8 million for the same period of 2009.  Revenue before fuel surcharge increased 6.6% to $295.6 million from $277.4 million for the same period of 2009.  Net income increased 15.9% to $28.2 million from $24.3 million in the same period of 2009.  Net income per diluted share was $0.33 compared to $0.29 for the first half of 2009.

The company previously announced an increase to the quarterly cash dividend from $0.05 to $0.06 per share to shareholders of record on June 4, 2010, which was paid on June 25, 2010.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

“Many of the truckload markets we serve experienced capacity constraints.  Our diversified service offering was able to provide solutions for our customers that address the changes that come with the tightening of truckload capacity.  As a result of demand outpacing available capacity, we experienced improvement in revenue per mile, miles per truck, and average length of haul while decreasing non-paid empty miles.

“The key components of our yield have been improving since the fourth quarter of last year and, as of the second quarter 2010, are now in positive territory.  In the quarter, average revenue per tractor increased 8.0% and average miles per tractor improved 3.7% from the second quarter last year.  Average revenue per total mile increased 4.1% and average revenue per loaded mile increased 2.3% from the second quarter last year.  Non-paid empty miles decreased from 11.7% last year to 10.2% in the quarter.  The average length of haul increased 2.1% to 484 miles from 474 miles in the same period last year.  We are making progress improving our freight mix and improving contract pricing.

“On a consolidated basis, Knight Transportation produced an operating ratio (operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge) of 83.3% in the second quarter of this year compared to 85.6% in the same period last year.  In the quarter, fuel expense (net of fuel surcharge) was lower, gain on sale of equipment improved, while insurance and claims expense and employee benefit expense were higher, year over year.

“While demand was strong for dry van, refrigerated and port service businesses, our third-party business was more challenging during the second quarter.  Securing sufficient capacity was challenging for our brokerage operations and pressured margins.  We are making adjustments to our rates to allow for the execution of more third-party transactions.

“We continue to operate a relatively young fleet of late-model equipment that consists primarily of tractors equipped with 2007 U.S. EPA emission compliant engines.  Our average fleet, including owner operators, grew slightly to 3,753 tractors.  If contract rates and the operating ratio continue to improve, we plan to add 100 to 150 tractors during the second half of 2010.

“We have begun taking delivery of 2010 U.S. EPA emission compliant engines.  These engines represent the cleanest burning diesel engines available.  We invested $32.1 million of net capital expenditures in the quarter as we refreshed our fleet in accordance with our trade cycle.  Year to date, net capital expenditures are $45.3 million.  We ended the quarter with $105.1 million in cash and short term investments, and zero debt. We expect net capital expenditures to be in the range of $70 to $80 million for the year.

 “In this changing environment we continue to be vigilant on improving the efficiency of our low cost operating model and appropriately responding to the changing market conditions.  We believe the results of the second quarter illustrate our ability to respond to changing market conditions as our revenue per tractor and operating ratio both improved simultaneously with the improving truckload market.  Increasing our less capital intensive operations remains a priority and we increased the number of independent contractors with a contract to Knight by 25.8%, year over year.  We expect to grow our revenues in each business as business conditions continue to improve.  We continue to evaluate strategic growth and acquisition opportunities that will enhance the returns for our shareholders over time.  We have significant financial flexibility with our cash position, zero debt, and $544.6 million of stockholders’ equity.

“We have elected to discontinue conducting quarterly conference calls.  We have attempted to adequately address the results of the quarter through the commentary of this press release and accompanying operating statistics and financial statements.”

Knight Transportation, Inc. is a truckload transportation provider offering dry van, refrigerated, intermodal and third-party services to customers through a network of service centers located throughout the United States serving North America.  As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies.  The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited, in thousands, except per share amounts)

	2010	2009	2010	2009
REVENUE:
Revenue, before fuel surcharge	$155,290	$144,261	$295,605	$277,390
Fuel surcharge	30,118	17,819	55,493	33,409
TOTAL REVENUE	185,408	162,080	351,098	310,799

OPERATING EXPENSES:
Salaries, wages and benefits	52,381	49,999	100,164	98,302
Fuel expense - gross	43,975	33,579	84,210	62,458
Operations and maintenance	11,554	10,737	22,601	20,725
Insurance and claims	6,582	5,392	12,341	10,709
Operating taxes and licenses	3,567	3,433	6,618	6,995
Communications	1,386	1,350	2,712	2,822
Depreciation and amortization	17,965	17,620	35,931	35,321
Purchased transportation	19,018	15,277	35,804	25,972
Miscellaneous operating expenses	2,984	3,907	6,142	7,261
	159,412	141,294	306,523	270,565
Income From Operations	25,996	20,786	44,575	40,234
Interest income	504	349	939	655
Other income/(expense)	(154)	-	663	(21)
Income Before Income Taxes	26,346	21,135	46,177	40,868
INCOME TAXES	10,538	8,568	18,025	16,558
Net Income	15,808	12,567	28,152	24,310
Net loss attributable to noncontrolling interest	28	-	28	-
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$15,836	$12,567	$28,180	$24,310
Net Income Per Share
- Basic	$0.19	$0.15	$0.34	$0.29
- Diluted	$0.19	$0.15	$0.33	$0.29
Weighted Average Shares Outstanding
- Basic	83,499	83,069	83,427	83,165
- Diluted	84,418	83,518	84,272	83,507

BALANCE SHEET DATA:
	06/30/10	12/31/09
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$12,438	$30,812
Short term investments	92,643	66,942
Accounts receivable, net	80,356	73,327
Notes receivable, net	1,051	520
Related party notes and interest receivable	3,764	3,944
Prepaid expenses	8,652	7,323
Assets held for sale	10,693	12,258
Other current assets	3,957	3,571
Current deferred tax asset	5,786	5,755
Total Current Assets	219,340	204,452

Property and equipment, net	464,040	461,039
Notes receivable, long-term	2,785	2,906
Goodwill	10,323	10,333
Intangible assets, net	83	114
Other assets and restricted cash	7,727	7,629

Total Assets	$704,298	$686,473

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$4,306	$14,022
Accrued payroll and purchased transportation	9,924	6,170
Accrued liabilities	16,247	11,199
Claims accrual - current portion	14,036	14,298
Dividend Payable	224	70
Total Current Liabilities	44,737	45,759

Claims accrual - long-term portion	11,926	12,421
Deferred income taxes	103,077	108,135
Total Long-term Liabilities	115,003	120,556

Total Liabilities	159,740	166,315

Commitments and Contingencies

Common stock	836	833
Additional paid-in capital	120,904	115,348
Retained earnings	422,822	403,977
Total Knight Transporation Shareholders' Equity	544,562	520,158
Noncontrolling interest	(4)	-
Total Shareholders' Equity	544,558	520,158
Total Liabilities and Shareholders' Equity	$704,298	$686,473

	Three Months Ended June 30,			Six Months Ended June 30,

	2010	2009		2010	2009
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$39,234	$36,329	8.0%	$74,489	$70,316	5.9%

Non-paid Empty Mile Percent	10.2%	11.7%	-12.8%	10.5%	12.1%	-13.2%

Average Length of Haul	484	474	2.1%	474	477	-0.6%

Operating Ratio**	83.3%	85.6%		84.9%	85.5%

Average Tractors - Total	3,753	3,735	0.5%	3,756	3,728	0.8%

Tractors - End of Quarter:
Company	3,396	3,452		3,396	3,452
Owner - Operator	376	299		376	299
	3,772	3,751		3,772	3,751

Trailers - End of Quarter	8,516	8,769		8,516	8,769

Net Capital Expenditures (in thousands)	$32,109	$16,989		$45,321	$27,868

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands) ***	$24,587	$18,141		$56,770	$65,990

*	Includes dry van and refrigerated revenue excluding fuel surcharge, brokerage revenue, and other revenue.

**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

***
Adjusted cash flow from operations of $24,587 for the quarter ended June 30, 2010 does not include $11,105 decrease in short-term trading investments, and adjusted cash flow from operations of $18,141 for the comparative quarter ended June 30, 2009 does not include $9,890 increase in short-term trading investments. These are the reconciling items needed to tie back to cashflow from operations.

***
Adjusted cash flow from operations of $56,770 for the six month period ended June 30, 2010 does not include $25,701 increase in short-term investments, and adjusted cash flow from operations of $65,990 for the comparative six month period ended June 30, 2009 does not include $24,676 increase in short-term investments. These are the reconciling items needed to tie back to cashflow from operations.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:      Dave Jackson, CFO, at (602) 269-2000

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